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                                                                    EXHIBIT 99.4


                           DATRON SYSTEMS INCORPORATED

                             1985 STOCK OPTION PLAN

                        INCENTIVE STOCK OPTION AGREEMENT

         DATRON SYSTEMS INCORPORATED (the "Company") grants to ____________ ("Optionee") an incentive stock option to purchase shares of the Company's common stock at the price of ________ per share. This option is granted under, and is subject to all of the terms and conditions applicable to such Options contained in the Company's 1985 Stock Option Plan (the "Plan"), a copy of which is attached and incorporated into this Agreement by reference. Subject to the terms and conditions of the Plan, this option is exercisable in accordance with the Exercise Schedule attached to this Agreement as Exhibit A. This option expires at the close of business on ______________.

         If permitted by the Plan Administrator and Section 6.1.10 of the Plan, the Optionee may elect to pay any employment and withholding taxes required to be paid upon exercise of this Option with shares of Common Stock of the Company. Optionees permitted to make such an election by the Administrator shall do so by delivering to the Company a written election form, a copy of which is on file at the Company's headquarters.

         The Optionee understands that the tax consequences associated with this option and with shares purchasable under this option can be complex and can depend, in part, upon the Optionee's particular circumstances. The Optionee understands, for example, that the exercise of this option can result in the imposition of tax even before the Optionee resells the option shares. Accordingly, the optionee should consult a tax advisor.

         The optionee also understands that if the Optionee sells or otherwise disposes of any shares purchased under this option within two years after the date this option was granted or within one year after the date the Optionee purchased the shares (a "disqualifying disposition"), the Company may be entitled to a deduction from its income for income tax purposes. The amount of the deduction could depend on the price the Optionee receives for the shares. Accordingly, the Optionee agrees to notify the Company in writing of the date and terms of any disqualifying disposition and to comply with any other requirements now or hereafter specified by the Company which are intended to enable the Company to secure such a deduction.

         In order to exercise all or any portion of this option, Optionee shall deliver to the Company an executed Stock Purchase Agreement covering the shares to be purchased upon such exercise. A copy of this form is attached to this Agreement.

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         Date of Grant:

                                      DATRON SYSTEMS INCORPORATED



                                      By
                                        ---------------------------------------
                                               David A. Derby
                                      Title:  President and CEO


         The Optionee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement, including the Plan.



Date:                              , 19
       ----------------------------    --     ---------------------------------
                                                        (Signature)


EXHIBIT A                  Exercise Schedule


                                       2


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                           DATRON SYSTEMS INCORPORATED

                                    Option of

                                     Granted

                                EXERCISE SCHEDULE

         Subject to the terms and conditions set forth in the Agreement of which this schedule is a part, the Option is exercisable in accordance with the following schedule:

      ON OR AFTER               EXERCISABLE PORTION OF OPTION
      -----------               -----------------------------
                                                    33%
                                            another 33%
                                            another 34%

                                       3